Exhibit 99.1

PRESS RELEASE

Beazer Homes Reports Significant Growth in Profitability

ATLANTA, November 14, 2017 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2017.
“Our fourth quarter results contributed to an exceptionally productive year for the Company,” said Allan Merrill, President and CEO of Beazer Homes. “We generated improvements in virtually every operational metric - including ASP, sales pace, gross margin and overhead leverage - which led to substantially higher profitability, and we launched our Gatherings business in multiple markets. We also increased our balance sheet flexibility and reduced cash interest expense - highlighted by a major capital markets transaction that was announced in the last week of the fiscal year.”
“Looking into Fiscal 2018, we expect additional growth in profitability, likely culminating in the achievement of our ‘2B-10’ goals, further expansion of our Gatherings business, and the completion of our multi-year debt reduction program.”
Beazer Homes Fiscal 2017 Highlights and Comparison to Fiscal 2016

•	Net income from continuing operations of $32.0 million

•	Adjusted EBITDA of $178.8 million, up 14.4%

•	Homebuilding revenue of $1.9 billion, up 6.2%

•	5,525 new home deliveries, up 2.0%

•	Average selling price of $343.1 thousand, up 4.2%

•
Homebuilding gross margin was 16.5%. Excluding impairments, abandonments, amortized interest, unexpected warranty costs and additional insurance recoveries, homebuilding gross margin was 21.2%, up 60 basis points

•	SG&A as a percentage of total revenue was 12.2%, down 10 basis points. This excludes a $2.7 million charge related to the write-off of a legacy investment in the first quarter of Fiscal 2017

•	Unit orders of 5,464, up 3.2%. Average community count was 155, down 6.7%

•	Dollar value of backlog of $665.8 million, up 2.0%

Beazer Homes Fiscal Fourth Quarter 2017 Highlights and Comparison to Fiscal Fourth Quarter 2016

•	Net income from continuing operations of $33.7 million

•	Adjusted EBITDA of $76.9 million, up 16.6%

•	Homebuilding revenue of $665.5 million, up 7.3%

•	1,904 new home deliveries, up 2.6%

•	Average selling price of $349.5 thousand, up 4.6%

•	Homebuilding gross margin was 17.0%. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 22.0%, up 120 basis points

•	SG&A as a percentage of total revenue was 10.5%, down 10 basis points

•	Unit orders of 1,315, down 2.3%. Average community count was 154, down 4.9%

•	Unrestricted cash at quarter end was $292.1 million

Orders. Net new orders for the fourth quarter decreased 2.3% versus the prior year. This slight decline was anticipated, as several markets were negatively impacted by Hurricanes Harvey and Irma during the closing weeks of the fiscal year. Even with the impact from these storms, the Company generated an absorption rate of 2.85 sales per community per month, up 2.8% from the previous year. This partially offset a 4.9% year over year decline in the average community count to 154 communities. The cancellation rate was 20.6%, relatively flat compared to the fourth quarter of last year and in line with historical levels.
Homebuilding Revenue. Homebuilding revenue for the fourth quarter increased 7.3% over the prior year to $665.5 million, as the average selling price rose 4.6% to $349.5 thousand. Despite temporary delays caused by the recent storms, fourth quarter closings of 1,904 homes were 2.6% above the level achieved in the same period last year.
Backlog. The dollar value of homes in backlog as of September 30, 2017 increased 2.0% to $665.8 million, or 1,855 homes, which compared to $652.7 million, or 1,916 homes, for the same period last year. The decrease in backlog units was more than offset by a 5.4% increase in the average selling price of homes in backlog to $358.9 thousand.
Homebuilding Gross Margin. Homebuilding gross margin for the fourth quarter was 17.0%. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 22.0%, up 120 basis points versus the prior year. The fourth quarter gross margin benefited from a number of one-time items, which added approximately 70 basis points to our overall margin improvement.
SG&A Expenses. Selling, general and administrative expenses, as a percentage of total revenue, were 10.5%, down 10 basis points versus the prior year. The improvement in operating leverage was attributable to both the strong top line growth achieved and a continued focus on overhead cost management. For the full year, SG&A as a percentage of total revenue was 12.2%. This excludes a $2.7 million charge related to the write-off of a legacy investment in the first quarter. Including this charge, SG&A as a percentage of total revenue would have been 12.4%.
Taxes. The Company’s fourth quarter income tax provision included non-cash benefits of approximately $9.5 million, of which $6.0 million related to Federal tax credits from energy-efficient homebuilding, with the remaining $3.5 million related to a change to our valuation allowance. The Company’s effective annual tax rate, excluding one-time benefits, was in line with past guidance of 38%.
Liquidity. The Company ended the quarter with approximately $437.4 million of available liquidity, including $292.1 million of unrestricted cash and $145.3 million available on its secured revolving credit facility. Subsequent to its fiscal year-end, the Company announced it had increased the capacity of its secured revolving credit facility to $200 million from $180 million and extended the maturity by one year to February 2020.
Capital Markets. On September 25, 2017, the Company announced it would issue $400 million of 5.875% unsecured Senior Notes due 2027. The transaction closed in early October and the proceeds, combined with cash on the balance sheet, were used to retire $225 million of its 5.750% Senior Notes due 2019 and $175 million of its 7.250% Senior Notes due 2023 in a leverage-neutral refinancing transaction.

Gatherings
During the fourth quarter, the Company approved its second Gatherings community in the Dallas market. For the full year, Gatherings sites representing more than 400 future sales were approved in Dallas, Atlanta and Virginia. The Company is currently reviewing a large pipeline of potential communities which exceeds 2,000 homes and is spread across its geographic footprint.

Summary results for the three and twelve months ended September 30, 2017 are as follows:
Q4 Results from Continuing Operations

	Quarter Ended September 30,
	2017	2016	Change*
New home orders, net of cancellations	1,315	1,346	(2.3)%
Orders per community per month	2.85	2.77	2.8%
Average active community count	154	162	(4.9)%
Actual community count at quarter-end	155	161	(3.7)%
Cancellation rates	20.6%	20.4%	20 bps

Total home closings	1,904	1,856	2.6%
Average selling price (ASP) from closings (in thousands)	$349.5	$334.0	4.6%
Homebuilding revenue (in millions)	$665.5	$620.0	7.3%
Homebuilding gross margin	17.0%	16.2%	80 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.2%	16.2%	100 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.0%	20.8%	120 bps

Income from continuing operations before income taxes (in millions)	$37.7	$13.6	$24.0
Expense from income taxes (in millions)	$4.0	$14.4	$(10.5)
Income (loss) from continuing operations (in millions)	$33.7	$(0.8)	$34.5
Basic income (loss) per share from continuing operations	$1.05	$(0.03)	$1.08
Diluted income (loss) per share from continuing operations	$1.03	$(0.03)	$1.06

Income from continuing operations before income taxes (in millions)	$37.7	$13.6	$24.0
Gain (loss) on debt extinguishment (in millions)	$2.9	$(11.4)	$14.3
Inventory impairments and abandonments (in millions)	$1.7	$0.2	$1.5
Income from continuing operations excluding gain on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)	$36.5	$25.2	$11.3

Net income (loss)	$33.7	$(0.9)	$34.5

Land and land development spending (in millions)	$136.4	$69.0	$67.4

Adjusted EBITDA (in millions)	$76.9	$66.0	$10.9
* Change and totals are calculated using unrounded numbers.

Fiscal Year Results from Continuing Operations

	Year Ended September 30,
	2017	2016	Change*
New home orders, net of cancellations	5,464	5,297	3.2%
Orders per community per month	2.94	2.66	10.5%
Cancellation rates	18.5%	20.4%	-190 bps

Total home closings	5,525	5,419	2.0%
ASP from closings (in thousands)	$343.1	$329.4	4.2%
Homebuilding revenue (in millions)	$1,895.9	$1,784.8	6.2%
Homebuilding gross margin	16.5%	16.5%	0 bps
Homebuilding gross margin, excluding I&A	16.6%	17.3%	-70 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	21.2%	21.6%	-40 bps
Homebuilding gross margin, excluding I&A, interest amortized to cost of sales, unexpected warranty costs and additional insurance recoveries from a third-party insurer	21.2%	20.6%	60 bps

Income from continuing operations before income taxes (in millions)	$34.6	$21.7	$12.9
Expense from income taxes (in millions)	$2.7	$16.5	$(13.8)
Income from continuing operations (in millions)	$32.0	$5.2	$26.7
Basic income per share from continuing operations	$1.00	$0.16	$0.84
Diluted income per share from continuing operations	$0.99	$0.16	$0.83

Income from continuing operations before income taxes (in millions)	$34.6	$21.7	$12.9
Loss on debt extinguishment (in millions)	$12.6	$13.4	$(0.8)
Inventory impairments and abandonments (in millions)	$2.4	$15.3	$(12.8)
Unexpected warranty costs related to Florida stucco issues, net of recoveries (in millions)	$—	$3.6	$(3.6)
Additional insurance recoveries from a third-party insurer (in millions)	$—	$15.5	$(15.5)
Write-off of deposit on legacy land investment	$2.7	$—	$2.7
Income from continuing operations excluding loss on debt extinguishment, inventory impairments and abandonments, unexpected warranty costs (net of recoveries), additional insurance recoveries and write-off of deposit before income taxes (in millions)	$52.3	$31.3	$21.0

Net income	$31.8	$4.7	$27.1

Land and land development spending (in millions)	$446.4	$336.9	$109.5

Adjusted EBITDA (in millions)	$178.8	$156.3	$22.5
* Change and totals are calculated using unrounded numbers.

	As of September 30,
	2017	2016	Change
Backlog units	1,855	1,916	(3.2)%
Dollar value of backlog (in millions)	$665.8	$652.7	2.0%
ASP in backlog (in thousands)	$358.9	$340.6	5.4%
Land and lots controlled	21,507	23,356	(7.9)%

Conference Call

The Company will hold a conference call on November 14, 2017 at 5:00 p.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, verbally supply the passcode “BZH.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-463-2174 or 203-369-1373 and enter the passcode “3740” (available until 10:59 p.m. ET on November 21, 2017), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.

Headquartered in Atlanta, Beazer Homes is one of the country’s largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins, such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce our production and overhead cost structure; (iv) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (v) shortages of or increased prices for labor, land or raw materials used in housing production, and the level of quality and craftsmanship provided by our subcontractors; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (vii) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest for tax purposes or an increased number of foreclosures; (viii) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (x) increased competition or delays in reacting to changing consumer preferences in home design; (xi) weather conditions or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xii) estimates related to the potential recoverability of our deferred tax assets, and a potential reduction in corporate tax rates that could reduce the usefulness of our existing deferred tax assets; (xiii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment; (xiv) the results of litigation or government proceedings and fulfillment of any related obligations; (xv) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xvi) the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred; (xvii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xviii) the impact of information technology failures or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com
-Tables Follow-

 BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2017	2016	2017	2016
Total revenue	$672,981	$632,121	$1,916,278	$1,822,114
Home construction and land sales expenses	557,928	529,531	1,600,969	1,509,625
Inventory impairments and abandonments	1,693	184	2,445	15,282
Gross profit	113,360	102,406	312,864	297,207
Commissions	26,083	24,604	74,811	70,460
General and administrative expenses	44,624	42,604	161,906	153,628
Depreciation and amortization	4,870	4,360	14,009	13,794
Operating income	37,783	30,838	62,138	59,325
Equity in income of unconsolidated entities	158	60	371	131
Loss on extinguishment of debt	2,933	(11,393)	(12,630)	(13,423)
Other expense, net	(3,223)	(5,863)	(15,230)	(24,330)
Income from continuing operations before income taxes	37,651	13,642	34,649	21,703
Expense from income taxes	3,958	14,431	2,696	16,498
Income (loss) from continuing operations	33,693	(789)	31,953	5,205
Loss from discontinued operations, net of tax	(39)	(65)	(140)	(512)
Net income (loss)	$33,654	$(854)	$31,813	$4,693
Weighted average number of shares:
Basic	31,974	31,815	31,952	31,798
Diluted	32,576	31,815	32,426	31,803
Basic income (loss) per share:
Continuing operations	$1.05	$(0.03)	$1.00	$0.16
Discontinued operations	$—	$—	$—	$(0.01)
Total	$1.05	$(0.03)	$1.00	$0.15
Diluted income (loss) per share:
Continuing operations	$1.03	$(0.03)	$0.99	$0.16
Discontinued operations	$—	$—	$—	$(0.01)
Total	$1.03	$(0.03)	$0.99	$0.15

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
Capitalized Interest in Inventory	2017	2016	2017	2016
Capitalized interest in inventory, beginning of period	$148,329	$142,398	$138,108	$123,457
Interest incurred	25,739	30,047	105,551	119,360
Capitalized interest impaired	(56)	—	(56)	(710)
Interest expense not qualified for capitalization and included as other expense	(3,404)	(5,917)	(15,636)	(25,388)
Capitalized interest amortized to home construction and land sales expenses	(31,405)	(28,420)	(88,764)	(78,611)
Capitalized interest in inventory, end of period	$139,203	$138,108	$139,203	$138,108

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30, 2017	September 30, 2016
ASSETS
Cash and cash equivalents	$292,147	$228,871
Restricted cash	12,462	14,405
Accounts receivable (net of allowance of $330 and $354, respectively)	36,323	53,226
Income tax receivable	88	292
Owned inventory	1,542,807	1,569,279
Investments in unconsolidated entities	3,994	10,470
Deferred tax assets, net	307,896	309,955
Property and equipment, net	17,566	19,138
Other assets	7,712	7,522
Total assets	$2,220,995	$2,213,158
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$103,484	$104,174
Other liabilities	107,659	134,253
Total debt (net of premium of $3,413 and $2,362, respectively, and debt issuance costs of $14,800 and $15,514, respectively)	1,327,412	1,331,878
Total liabilities	$1,538,555	$1,570,305
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	$—	$—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,515,768 issued and outstanding and 33,071,331 issued and outstanding, respectively)	34	33
Paid-in capital	873,063	865,290
Accumulated deficit	(190,657)	(222,470)
Total stockholders’ equity	682,440	642,853
Total liabilities and stockholders’ equity	$2,220,995	$2,213,158

Inventory Breakdown
Homes under construction	$419,312	$377,191
Development projects in progress	785,777	742,417
Land held for future development	112,565	213,006
Land held for sale	17,759	29,696
Capitalized interest	139,203	138,108
Model homes	68,191	68,861
Total owned inventory	$1,542,807	$1,569,279

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2017	2016	2017	2016
Closings:
West region	832	842	2,527	2,508
East region	533	466	1,382	1,373
Southeast region	539	548	1,616	1,538
Total closings	1,904	1,856	5,525	5,419

New orders, net of cancellations:
West region	637	561	2,578	2,381
East region	324	348	1,351	1,330
Southeast region	354	437	1,535	1,586
Total new orders, net	1,315	1,346	5,464	5,297

			Fiscal Year Ended September 30,
Backlog units at end of period:			2017	2016
West region			879	828
East region			413	444
Southeast region			563	644
Total backlog units			1,855	1,916
Dollar value of backlog at end of period (in millions)			$665.8	$652.7

	Quarter Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2017	2016	2017	2016
Homebuilding revenue:
West region	$286,564	$281,987	$851,472	$817,971
East region	209,301	172,787	533,585	505,198
Southeast region	169,594	165,178	510,798	461,608
Total homebuilding revenue	$665,459	$619,952	$1,895,855	$1,784,777

Revenues:
Homebuilding	$665,459	$619,952	$1,895,855	$1,784,777
Land sales and other	7,522	12,169	20,423	37,337
Total revenues	$672,981	$632,121	$1,916,278	$1,822,114

Gross profit:
Homebuilding	$113,011	$100,719	$312,201	$293,860
Land sales and other	349	1,687	663	3,347
Total gross profit	$113,360	$102,406	$312,864	$297,207

Reconciliation of homebuilding gross profit and the related gross margin before impairments and abandonments and interest amortized to cost of sales to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.
In addition, given the unusual size and nature of the charges recorded related to the Florida stucco issues, as well as additional insurance recoveries from a third-party insurer, homebuilding gross profit and gross margin is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Quarter Ended September 30,				Fiscal Year Ended September 30,
	2017		2016		2017		2016
Homebuilding gross profit/margin	$113,011	17.0%	$100,719	16.2%	$312,201	16.5%	$293,860	16.5%
Inventory impairments and abandonments (I&A)	1,693		—		1,881		14,512
Homebuilding gross profit/margin before I&A	114,704	17.2%	100,719	16.2%	314,082	16.6%	308,372	17.3%
Interest amortized to cost of sales	31,405		28,421		88,764		77,941
Homebuilding gross profit/margin before I&A and interest amortized to cost of sales	146,109	22.0%	129,140	20.8%	402,846	21.2%	386,313	21.6%
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—		—		—		(3,612)
Additional insurance recoveries from a third-party insurer	—		—		—		(15,500)
Homebuilding gross profit/margin before I&A, interest amortized to cost of sales, unexpected warranty costs and additional insurance recoveries from a third-party insurer	$146,109	22.0%	$129,140	20.8%	$402,846	21.2%	$367,201	20.6%

Reconciliation of Adjusted EBITDA to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.
The reconciliation of Adjusted EBITDA to total company net income (loss) below differs from the prior year, as it provides a more simplified presentation of EBIT, EBITDA and Adjusted EBITDA that excludes certain non-recurring amounts recorded during the periods presented. Management believes that this presentation best reflects the operating characteristics of the Company.

	Quarter Ended September 30,		Fiscal Year Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$33,654	$(854)	$31,813	$4,693
Expense from income taxes	3,953	14,415	2,621	16,224
Interest amortized to home construction and land sales expenses and capitalized interest impaired	31,462	28,421	88,820	79,322
Interest expense not qualified for capitalization	3,404	5,917	15,636	25,388
EBIT	72,473	47,899	138,890	125,627
Depreciation and amortization and stock compensation amortization	5,702	6,474	22,173	21,752
EBITDA	78,175	54,373	161,063	147,379
(Gain) loss on extinguishment of debt	(2,933)	11,393	12,630	13,423
Inventory impairments and abandonments	1,637	184	2,389	14,572
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—	—	—	(3,612)
Additional insurance recoveries from third-party insurer	—	—	—	(15,500)
Write-off of deposit on legacy land investment	—	—	2,700	—
Adjusted EBITDA	$76,879	$65,950	$178,782	$156,262